Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors,

QUINTON GROUP INC.

(formerly known as VDO-PH International, Inc.)

No. 70-03-12, D’ Piazza Mall

Jalan Mahsuri

11950 Bayan Baru

Pulau Pinang, Malaysia

We consent to the inclusion in the Registration Statement on Form 10 Amendment No.1 of Quinton Group Inc. (formerly known as VDO-PH International, Inc.) of our report date September 23, 2021, relating to our audit of the consolidated balance sheets of Quinton Group Inc. (formerly known as VDO-PH International, Inc.) as of December 31, 2020 and 2019 and the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2020 and 2019.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ JP CENTURION & PARTNERS PLT

JP CENTURION & PARTNERS PLT

KUALA LUMPUR, MALAYSIA

NOVEMBER 19, 2021